Exhibit 99.1

ENSERVCO Reports Third Quarter and Nine Month Financial Results, Updates Investors on Recent Key Developments and Strategic Objectives

Nine-Month Financial Highlights:

●	Revenue increased 29% to $34.4 million from $26.6 million YOY
●	Well enhancement service revenue up 35% to $29.5 million from $21.8 million YOY
●	Water transfer service revenue up 38% to $2.6 million from $1.9 million YOY
●	Pre-tax net loss improves to $5.3 million from $7.4 million YOY
●	Net loss was $5.3 million versus $5.9 million last year when the Company booked a $2.4 million tax benefit
●	Adjusted EBITDA increased 138% to $2.3 million from $1.0 million YOY
●	Cash generated from operations increased to $5.7 million from ($0.6 million) YOY

Third Quarter Revenue and Profit Metrics Down YOY On Previously Announced Closure of Non-Strategic Water Hauling Business, Equipment Downtime Due to Realignment of Facilities and Fleet, and Heavy Rains in Texas Operating Areas

Accretive Acquisition of Adler Hot Oil Service Adds TTM Revenue of $18.5 million and EBITDA of $2.9 million, Strengthens Presence in Strategic Bakken Shale, Adds More Than 60 Blue Chip Customers and Valuable IP

Heating Season Off to Fast Start in Fourth Quarter, With Activity Well in Excess of Prior Year Levels

Go-Forward Strategy Focused on Fleet Utilization and Optimization, Balance Sheet Management and Addition of Non-Seasonal Services

DENVER, CO – November 14, 2018 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its third quarter and nine-month period ended September 30, 2018.

“We are encouraged by our solid improvement in year-to-date financial results, highlighted by 29% revenue growth and a 139% increase in adjusted EBITDA.  Our progress reflects increased customer activity supported by higher commodity prices.  In addition, we are benefitting from sales, marketing and operational process improvements we have implemented throughout the year as well as a re-energized workforce that understands we have an opportunity to build and sustain a larger business,” said Ian Dickinson, President and CEO.  “We are off to a fast start in the fourth quarter, with increased activity levels at ENSERVCO’s legacy business and our new Adler Hot Oil unit.  With fleet utilization levels steadily rising, we will seek to carry our momentum through year-end and into 2019.

“As previously disclosed, our third quarter results were negatively impacted by a slowdown in water hauling activity in the run-up to ultimate closure of our Dillco business unit in a move designed to eliminate non-strategic, unprofitable operations in order to focus on our core strategic growth businesses,” Dickinson continued.  “Well enhancement revenue and profitability were also impacted by heavy rainfall in south Texas in September and equipment downtime related to the closure of two underperforming field facilities and associated turnover of hot oiling and acidizing personnel.  Dillco and the now-closed field locations contributed a combined $705,000 in segment losses through the first nine months of 2018. We are working to determine whether we will incur any related cash restructuring and/or non-cash impairment charges in the fourth quarter.  As a result of the cost down initiatives I just described, we are a leaner, more efficient operation that is positioned to better optimize fleet deployment and utilization and bring more balance to our business mix through the addition of accretive, non-seasonal services to our portfolio.

Dickinson added, “We are particularly excited about our acquisition of Adler Hot Oil Service.  In addition to being an accretive transaction that had TTM revenue of $18.5 million and EBITDA of $2.9 million, this move brings our most formidable competitor into the fold and adds more than 60 new blue-chip customers, strong sales and field teams, a valuable IP portfolio and an outstanding safety track record.  With 62% of its 2017 revenue in the Bakken shale, Adler accelerates our plans to establish a larger presence further north where the heating season lasts longer and solidifies our status as the dominant player in frac water heating.  From a balance sheet perspective, the transaction strengthens our debt covenant ratios and gives us additional earnings power to support continuing efforts to de-leverage our business.  In addition, the structure of the transaction included a small up-front cash commitment and enables us to pay off a large portion of the purchase price with higher cash flows generated during our more active heating season.”

Nine Month Results

Total revenue for the nine-month period ended September 30, 2018, increased 29% to $34.4 million from $26.6 million last year.

Well enhancement services grew 35% year to date to $29.5 million from $21.8 million last year. All three components of well enhancement services showed good growth, including frac water heating, up 63% to $17.7 million from $10.8 million; hot oiling, up 8% to $8.7 million from $8.0 million; and acidizing, up 19% to $2.4 million from $2.0 million. The well enhancement segment generated operating income of $6.6 million through nine months, up 31% from $4.9 million last year.

Water transfer revenue through the first nine months of 2018 increased 38% to $2.6 million from $1.9 million in the same period last year.  The water transfer segment generated a $28,000 segment loss year-to-date versus a segment loss of $258,000 in the year-ago period.

The now-closed Dillco water hauling unit generated revenue of $2.3 million through nine months versus $2.7 million in the same period last year.  The segment loss was $297,000 in the period compared to a segment loss of $229,000 a year ago.

Total operating expenses increased 18% through the first nine months of 2018 to $37.8 million from $32.0 million in the same period last year due primarily to costs associated with increased activity. Sales, general and administrative expenses increased 11% to $3.8 million from $3.4 million last year due primarily to buildout of the Company’s business development team and higher personnel costs.  Depreciation and amortization expense was down slightly to $4.7 million from $4.9 million as certain equipment became fully depreciated.

Net loss before income taxes was $5.3 million through nine months, a $2.1 million, or 28%, improvement over the pre-tax net loss of $7.4 million in the same period a year ago.

Net loss through nine months increased 7% to $5.3 million, or $0.10 per diluted share, from $5.0 million, or $0.10 per diluted share, in the same period last year.  The year-ago $5.0 million net loss included the impact of a $2.4 million tax benefit compared with no tax benefit in the first nine months of 2018.

Adjusted EBITDA through nine months grew by 138% to $2.3 million from $1.0 million in the same period last year.

ENSERVCO generated $5.7 million in cash from operations in the first nine months of 2018, up from $0.6 million in cash used in operations during the same period last year.

Third Quarter Results

As previously indicated, ENSERVCO’s third quarter revenue was negatively impacted by closure of the non-strategic Dillco water hauling business and the realignment of equipment, facilities and personnel. In addition, two weeks of unusually heavy rain in south Texas curtailed customer activity in the Eagle Ford Basin.

Total revenue in the third quarter ended September 30, 2018, decreased 22% to $4.5 million from $5.7 million in the same quarter last year.

Well enhancement services dominated the business mix with $3.2 million of revenue, down from $4.0 million in the third quarter last year. The well enhancement segment included hot oiling of $2.2 million, down from $2.4 million a year ago; acidizing of $609,000, down from $812,000; and frac water heating of $49,000 versus $142,000. The well enhancement segment generated an operating loss of $746,000 in the third quarter versus an operating loss of $129,000 in the same quarter last year.

Water transfer segment revenue in the third quarter decreased to $634,000 from $798,000. The segment incurred an operating loss of $16,000 in the quarter compared to an operating loss of $24,000 in the same quarter last year.  The year-over-year decline in water transfer revenue was due primarily to customer project delays, and the Company is working to build and maintain a larger pipeline of business in order to minimize the impact of such delays.  The Company said the water transfer business is off to a fast start in the fourth quarter, well ahead of fourth quarter 2017 levels.

Water hauling revenue in the third quarter decreased to $638,000 from $911,000 in the same quarter last year.  Operating loss in the water hauling segment was $95,000 compared to a segment operating profit of $110,000 the same quarter a year ago.

Total operating expenses in the third quarter decreased by 7% year over year to $8.1 million from $8.8 million due to lower costs of providing services and to a $135,000 decrease in depreciation and amortization expense. Sales, general and administrative expense increased 5% year over year to $1.2 million from $1.1 million due to costs associated with the new business development team.

Pre-tax net loss for the third quarter was $4.1 million versus $3.9 million last year.  Net loss was $4.1 million, or $0.08 per diluted share, compared to a net loss of $2.5 million, or $0.05 per diluted share, a year ago when the Company booked a $1.4 million tax benefit versus no tax benefit in the third quarter this year.

Adjusted EBITDA loss in the third quarter was $2.0 million, up from a loss of $1.3 million in the same quarter last year.

Conference Call Information done

Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  A telephonic replay will be available through November 21, 2018, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #40333. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days.  The webcast also is available at the following link:

http://www.investorcalendar.com/event/40333

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to sustain momentum, add customers, build a larger sales pipeline and build market share; ability to build and sustain a larger business; ability to optimize fleet deployment and utilization and bring more balance to the business mix through the addition of accretive, non-seasonal services; expectations to benefit from the process improvement program; success in building market share and a sales pipeline, increasing fleet utilization and optimization; and ability to de-lever the business. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues
Well enhancement services	$3,200	$4,033	$29,490	$21,836
Water transfer services	634	798	2,558	1,856
Water hauling services	638	911	2,337	2,677
Other	-	-	-	254
Total revenues	4,472	5,742	34,385	26,623

Expenses
Well enhancement services	3,946	4,162	22,937	16,963
Water transfer services	650	822	2,586	2,114
Water hauling services	733	801	2,634	2,906
Functional support and other	141	216	467	857
Sales, general, and administrative expenses	1,192	1,139	3,803	3,423
Patent litigation and defense costs	2	29	77	96
Severance and transition costs	-	16	633	784
Depreciation and amortization	1,483	1,618	4,669	4,869
Total operating expenses	8,147	8,803	37,806	31,985

(Loss) Income from Operations	(3,675)	(3,061)	(3,421)	(5,362)

Other (Expense) Income
Interest expense	(471)	(599)	(1,482)	(1,809)
Gain on disposals	-	-	53	-
Other (expense) income	38	(264)	(467)	(222)
Total other expense	(433)	(863)	(1,896)	(2,031)

Loss Before Tax Benefit (Expense)	(4,108)	(3,924)	(5,317)	(7,393)
Income Tax (Expense) Benefit	-	1,415	(32)	2,407
Net Loss	$(4,108)	$(2,509)	$(5,349)	$(4,986)

Earnings per Common Share - Basic	$(0.08)	$(0.05)	$(0.10)	$(0.10)

Earnings per Common Share – Diluted	$(0.08)	$(0.05)	$(0.10)	$(0.10)

Basic weighted average number of common shares outstanding	54,309	51,068	52,389	51,068
Add: Dilutive shares	-	-	-	-
Diluted weighted average number of common shares outstanding	54,309	51,068	52,389	51,068

ENSERVCO CORPORATION AND SUBSIDIARIES

Calculation of Adjusted EBITDA *

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA*
Net Loss	$(4,108)	$(2,509)	$(5,349)	$(4,986)
Add Back
Interest expense	471	599	1,482	1,809
Provision for income tax (benefit) expense	-	(1,415)	32	(2,407)
Depreciation and amortization	1,483	1,618	4,669	4,869
EBITDA*	(2,154)	(1,707)	834	(715)
Add back (Deduct)
Stock-based compensation	103	126	291	572
Patent litigation and defense costs	2	29	77	96
Severance and transition costs	-	16	633	784
(Gain) on disposal of equipment	-	-	(53)	-
Acquisition-related expenses	38	-	38	-
Other expense (income)	(38)	264	467	222
Adjusted EBITDA*	$(2,049)	$(1,272)	$2,287	$959

*Note: See below for discussion of the use of non-GAAP financial measurements.

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, warrants issued, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, severance and transition costs related to the executive management team, gain on sale of investments, loss on disposal of assets, patent litigation and defense costs, other expense (income), etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our 2017 Credit Agreement require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
ASSETS	2018	2017
	(Unaudited)
Current Assets
Cash and cash equivalents	$39	$391
Accounts receivable, net	3,132	11,761
Prepaid expenses and other current assets	977	868
Inventories	525	576
Income tax receivable, current	57	57
Total current assets	4,730	13,653

Property and equipment, net	26,120	29,417
Income tax receivable, noncurrent	57	57
Other assets	902	1,123

TOTAL ASSETS	$31,809	$44,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,047	$5,465
Current portion of long-term debt	112	182
Total current liabilities	2,159	5,647

Long-Term Liabilities
Senior revolving credit facility	22,570	27,066
Subordinated debt	1,820	2,229
Long-term debt, less current portion	243	252
Warrant liability	-	831
Total long-term liabilities	24,633	30,378
Total liabilities	26,792	36,025

Commitments and Contingencies (Note 8)

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $.005 par value, 100,000,000 shares authorized, 54,344,829 and 51,197,989 shares issued, respectively; 103,600 shares of treasury stock; and 54,241,229 and 51,094,389 shares outstanding, respectively	272	255
Additional paid-in capital	21,695	19,571
Accumulated deficit	(16,949)	(11,601)
Total stockholders' equity	5,017	8,225

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$31,809	$44,250

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(5,349)	$(4,986)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,669	4,869
Deferred income taxes	-	(2,294)
Gain on disposal of equipment	(53)	-
Stock-based compensation	291	572
Change in fair value of warrant	540	280
Amortization of debt issuance costs and discount	164	448
Provision for bad debt expense	32	93
Changes in operating assets and liabilities
Accounts receivable	8,597	755
Inventories	50	(24)
Prepaid expense and other current assets	(90)	65
Income taxes receivable	-	224
Other assets	231	(610)
Accounts payable and accrued liabilities	(3,418)	56
Net cash provided by operating activities	5,664	(552)

INVESTING ACTIVITIES
Purchases of property and equipment	(1,630)	(1,284)
Proceeds from insurance claims	122	-
Proceeds from disposal of equipment	145	121
Net cash used in investing activities	(1,363)	(1,163)

FINANCING ACTIVITIES
Net line of credit (payments) borrowings	(4,544)	790
Proceeds from issuance of long-term debt	-	1,000
Repayment of long-term debt	(79)	(180)
Other financing	(30)	(36)
Net cash used in financing activities	(4,653)	1,574

Net Increase (Decrease) in Cash and Cash Equivalents	(352)	(141)

Cash and Cash Equivalents, beginning of period	391	621

Cash and Cash Equivalents, end of period	$39	$480

Supplemental cash flow information:
Cash paid for interest	$1,273	$303
Cash paid (received) for taxes	$32	$(222)

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facilities	$103	$1,124
Cashless exercise of stock options	$994	$-
Non-cash proceeds from warrant exercise	$500	$-
Non-cash subordinated debt principal repayment	$(500)	$-
Non-cash conversion of warrant liability to equity	$1,371	-
Non-cash proceeds from subordinated debt borrowings	$-	$1,500
Non-cash repayment of revolving credit facility	$-	$(1,500)